Exhibit 3.1

MKDWELL Tech Inc. (the Company) (NASDAQ: MKDW)

COPY EXTRACT OF WRITTEN RESOLUTIONS ADOPTED BY THE COMPANY’S BOARD OF DIRECTORS PURSUANT TO THE MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE COMPANY, DATED 5 MARCH 2025

IT IS RESOLVED THAT WITH EFFECT FROM 5 MARCH 2025:

1.	Pursuant to Clause 11.1 of the Company’s memorandum of association, Clause 5.1 of the Company’s memorandum of association be deleted in its entirety and replaced with the following:

“5.1	The Company is authorised to issue an unlimited amount of shares with US$0. 0001 par value each divided into six classes of shares as follows:
a)	Ordinary shares with US$0.0001 par value (Ordinary Shares);

b)	Class A preferred shares with US$0.0001 par value (Class A Preferred Shares);

c)	Class B preferred shares with US$0.0001 par value (Class B Preferred Shares);

d)	Class C preferred shares with US$0.0001 par value (Class C Preferred Shares);

e)	Class D preferred shares with US$0.0001 par value (Class D Preferred Shares); and

f)	Class E preferred shares with US$0.0001 par value (Class E Preferred Shares and together with the Class A Preferred Shares, the Class B Preferred Shares, Class C Preferred Shares and the Class D Preferred Shares being referred to as the Preferred Shares).”

2.	The Company’s registered agent is authorised and directed to make any necessary filing with the Registrar of Corporate Affairs in connection with these resolutions.

3.	The Company’s corporate service provider is authorised to make all necessary updates to the Company’s register of shareholders in connection with these resolutions.

CERTIFIED AS A TRUE EXTRACT

For and on behalf of
Bolder Corporate Services (BVI) Limited
Registered Agent